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Exhibit 4.18

INTERCREDITOR AGREEMENT

        This Intercreditor Agreement (this "Agreement") dated as of the 22nd day of October, 2001, is by and between U.S. Bank National Association ("U.S. Bank") and The Chase Manhattan Bank ("Chase"), as a "Lender" and as the "Agent" for the other Lenders (Chase and such lenders collectively, the "Lenders") as named in the Restated Credit Agreement dated as of November 29, 1999 (as the same may be amended, supplemented, or modified from time to time in accordance with its terms, the "Chase Credit Agreement") by and between the Lenders, as lenders, and Water Pik, Inc. ("Water Pik") and Laars, Inc. ("Laars"), as borrowers. (Water Pik and Laars are individually and collectively referred to herein as "Borrower".)

        A.    The Lenders have extended to Borrower financial accommodations pursuant to the terms of the Chase Credit Agreement. Borrower granted to Chase a first priority perfected security interest in certain of Borrower's present and future assets, including, without limitation, its real property, fixtures, accounts receivable, inventory, equipment and general intangibles (the "Collateral") as described in the Security Agreement dated November 29, 1999 (the "Chase Security Agreement") by and between Borrower, Water Pik Technologies, Inc., Jandy Industries, Inc. and Chase as the Agent for the Lenders. The security interests granted under the Chase Security Agreement have been perfected by, among other things, the filing of Financing Statements on Form UCC-1 (together with any amendments, renewals or extensions thereof, the "Chase Financing Statements") filed in Delaware, California, Colorado, New Hampshire, and other states.

        B.    Borrower has requested that U.S. Bank extend additional financial accommodations to Borrower as described in a Loan Agreement dated October 22, 2001 (as the same may be amended, supplemented, or modified from time to time in accordance with its terms, the "U.S. Bank Loan Agreement") by and between U.S. Bank and Borrower, a Deed of Trust, Security Agreement, Financing Statement and Assignment of Rents (the "Deed of Trust"), by Borrower for the benefit of U.S. Bank and certain other documents, including, without limitation, Financing Statements on Form UCC-1 (together with any amendments, renewals or extensions thereof, the "U.S. Bank Financing Statements") filed in Delaware, California, Colorado, and New Hampshire. U.S. Bank desires to extend such accommodations, but only if Chase consents to such accommodations and U.S. Bank is granted a first priority perfected security interest in the Real Property (as defined below) pursuant to the Deed of Trust, the Fixtures (as defined below) and such other portions of the Collateral that are U.S. Bank Collateral (as defined below).

        C.    Chase has agreed to record releases, reconveyances and such other documents and instruments as necessary to release the Lenders' liens on the Real Property and Fixtures. In addition, Chase has agreed to subordinate its security interests in the Intangible Personalty (as defined below) and Fixtures (to the extent the Fixtures may be deemed to be personal property) on the condition that U.S. Bank agree that it claims no security interest in the portion of the Collateral that is the Chase Priority Collateral (as defined below).

        NOW, THEREFORE, Chase and U.S. Bank hereby agree as follows:

1. Definitions.

        1.1  "Chase Priority Collateral" means all the Collateral other than the U.S. Bank Collateral.

        1.2  "U.S. Bank Collateral" means the Real Property, Fixtures and Intangible Personalty.

        1.3  "Real Property" means, collectively, the (a) real property owned and occupied by Laars commonly known as 6000 Condor Drive, Moorpark, California, (b) real property owned and occupied by Water Pik commonly known as 1730 East Prospect Road, Ft. Collins, Colorado, (c) real property owned and occupied by Water Pik commonly known as 609 14th Street S.W., Loveland, Colorado and (d) real property owned and occupied by Laars commonly known as 20 Industrial Way, Rochester, New Hampshire.

        1.4  "Intangible Personalty" means all of the rents of and from the use, operation, or enjoyment of the Real Property and improvements thereon, whether such income is attributable to the period, or is collected, prior to or subsequent to any default by Borrower, but excluding all revenues that arise from the operation and conduct of the business of Borrower on the Real Property; all plans and specifications for the improvements on the Real Property; soil, environmental, engineering, land planning maps, surveys and other studies and reports concerning the Real Property or prepared for the orderly planning and development of the Real Property, including all plans, drawings and studies concerning the subdivision, platting or replatting of the Real Property; all contracts and subcontracts relating to the improvements on the Real Property, or any thereof; all awards and payments, including interest thereon, resulting from the exercise of any right of eminent domain or any other public or private taking of, casualty or injury to, or decrease in the value of, any of such Real Property, including without limitation all property insurance payments, proceeds and policies related to such real property; all of the licenses, permits, franchises, and other entitlements to use and all rights thereto which have been issued by or which are pending before any governmental or quasi-governmental agency which are necessary or appropriate for the Real Property, but excluding all such items that are used specifically for the operation and conduct of the business of Borrower on the Real Property and do not have a function or purpose with respect to the ownership or operation of the Real Property generally; all water taps, sewer taps, building permits, curb cut permits, storm water discharge permits; and all of Borrower's rights in and to contract rights, leases, concessions, operating systems, warranties, licenses, plans, drawings and other items of intangible personal property solely relating to the ownership or operation of the Real Property, but excluding all such items that are used specifically for the operation and conduct of the business of Borrower on the Real Property and do not relate to the ownership or operation of the Real Property generally.

        1.5  "Fixtures" shall mean "fixtures" as defined in the Uniform Commercial Code of California, Colorado or New Hampshire, as applicable (whether such fixtures are actually or constructively attached or incorporated, and including all trade, domestic, and ornamental fixtures) now or hereafter located in, upon, or under the Real Property or improvements and used or usable in connection with any present or future operation thereof but excluding all fixtures that are equipment and are used specifically for the operation and conduct of the business of Borrower on the Real Property and do not have a function or purpose with respect to the ownership or operation of the Real Property generally.

        2.    Chase hereby subordinates Lenders' present and future security interest in all the U.S. Bank Collateral, and all proceeds thereof, to U.S. Bank, including, without limitation, Lenders' priority as to the U.S. Bank Collateral under the Lenders' Security Agreement and the Lenders' Financing Statements. U.S. Bank's security interest in the U.S. Bank Collateral shall be superior to that of Lenders in the U.S. Bank Collateral.

        3.    U.S. Bank hereby agrees that it has no security interest in the Chase Priority Collateral.

        4.    Chase shall not enforce Lenders' security interest in the U.S. Bank Collateral, or in any manner interfere with U.S. Bank's security interest in the U.S. Bank Collateral, without the prior written consent of U.S. Bank or until all indebtedness of Borrower to U.S. Bank secured by any of the U.S. Bank Collateral has been satisfied in full. Chase shall not enforce its security interest in the Chase Priority Collateral unless and until Chase has provided to U.S. Bank (a) written notice of commencement of such enforcement (including, without limitation, notices of default and notices of sale under any deeds of trust or mortgages and all other notices required to be given by law) in the same manner and within the same time periods that Chase is required to give such notices to Borrower and (b) rights to cure to the same extent as Borrower's such rights.

        5.    U.S. Bank shall not enforce its security interest in the U.S. Bank Collateral, or in any manner interfere with Lenders' security interest in the U.S. Bank Collateral, unless and until U.S. Bank has provided to Chase (a) written notice of commencement of such enforcement (including, without limitation, notices of default and notices of sale under any deeds of trust or mortgages and all other notices required to be given by law) in the same manner and within the greater of the time periods that (i) U.S Bank is required to give such notices to Borrower or (ii) U..S. Bank is required to give such notices to Chase under that certain Mortgagee's Waiver and Consent of even date herewith by U.S. Bank in favor of Chase as Agent for the Lenders and (b) rights to cure to the same extent as Borrower's such rights.

        6.    The priorities specified herein are applicable irrespective of the time or order of attachment or perfection of security interests, filing of mortgages, deeds of trust, fixture filings, Lenders' Financing Statements or U.S. Bank's Financing Statements, any other financing statements, any renewals or extensions thereof, or the time or order or giving of or failing to give any notice with respect to purchase money security interests.

        7.    Except as expressly provided above, all other priorities with respect to the conflicting security interests of Lenders and U.S. Bank in any piece of Collateral shall be determined in accordance with the Uniform Commercial Code of the state in which such Collateral is located. Each party agrees to give the other written notice of the time and place of any public sale or the time after which any private sale or other intended disposition is to be made by any of any item of the Collateral or the Real Property.

        8.    Except as otherwise provided herein, any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing. All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

        9.    This Agreement is solely for the benefit of Chase, the other Lenders and U.S. Bank and no other person including without limitation, Borrower, any guarantor (hereinafter "Guarantor") of the indebtedness of Borrower or any other creditor, is intended to be benefitted, in any way whatsoever, by this Agreement.

        10.  Nothing contained herein shall be deemed to impair or affect any obligations of Borrower or any Guarantor, or constitute a waiver by any party in favor of Borrower or any Guarantor of any rights or remedies against Borrower or any Guarantor under their respective security agreement or other loan documents. Nothing contained herein is intended to affect or limit, in any way whatsoever, the security interest that each party has or may have in any and all of the assets of Borrower, whether tangible or intangible, insofar as the rights of Borrower, Guarantors and third parties are involved. The parties specifically reserve any and all of their respective rights, security interests and rights to assert security interests as against Borrower, Guarantors and any third parties. The priorities, subordinations and restrictions set froth in this Agreement shall be inapplicable to any real property collateral and to any collateral owned by any Guarantor.

        11.  The subordination and priority provisions and other agreement set forth herein shall remain in full force and effect regardless of whether Chase, Lenders or U.S. Bank in the future seeks to rescind, amend, terminate or reform by litigation or otherwise, their respective agreements with Borrower.

Neither any change in the manner, place or terms of payment of, nor any change or extension of the time of payment of, nor any renewal or alteration of, nor any increase in the principal or interest on, any of the indebtedness secured by the U.S. Bank Collateral or the Chase Priority Collateral, nor any amendment or supplement to their respective security agreements or other loan documents, nor any exercising or refraining from exercising of any rights under such agreements and documents, including without limitation the right to waive any default, shall require notice to or consent of the other parties hereto and none of the foregoing shall in any manner whatsoever impair the subordination and priority provisions set forth herein.

        12.  This Agreement is binding upon and shall inure to the benefit of Chase, Lenders and U.S. Bank and their respective successors and assigns. U.S. Bank and Chase, in the transfer of its agency role, hereby agree that, upon any sale or assignment to a third person of indebtedness owed by Borrower, the transferring holder shall notify the third person that such holder is bound by the provisions of this Agreement and, as a condition to such sale or assignment, such transferring holder shall require such third person is bound by the terms of this Agreement.

        13.  This Agreement supersedes all prior understandings and agreements, whether written or oral, and all contemporaneous oral understandings and agreement between the parties or their predecessors in interest relating to their priorities as creditors of Borrower.

        14.  Except as otherwise provided herein, priorities between the parties with respect to any of the U.S. Bank Collateral or the Chase Priority Collateral shall be governed in accordance with the provisions of the Uniform Commercial Code of the state in which such Collateral is located in effect on the date of this Agreement. Except as otherwise provided herein, this Agreement shall otherwise be governed by the law of the State of New York, without reference to choice of law principles.

        15.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which constitute but one and the same instrument.

        16.  The execution and delivery of the Agreement, and the performance by the parties hereto of their obligations hereunder are within the their corporate powers and have been duly authorized by all necessary corporate action and in the case of Chase, by all necessary action by the other Lenders. This Agreement is the legal, valid and binding obligation of the parties, enforceable in accordance with its terms, the making and performance of which do not and will not contravene or conflict with the parties' charters or by-laws.

"Chase"

The Chase Manhattan Bank, as a "Lender" and as "Agent" for the Lenders, under the Chase Credit Agreement

By:	/s/ DONNA M. DIFORIO
Its:	Vice President
Address for Notices to Chase:
Ms Donna DiForio The Chase Manhattan Bank 1166 Avenue of the Americas, 16th Floor New York, New York 10036
Fax: (212) 899-2929
"U.S. Bank"
U.S. Bank National Association
By:	/s/ RICHARD M. MCNIVEN Richard M. McNiven, Vice President
Address for Notices to U.S. Bank:
Mr. Richard M. McNiven U.S. Bank National Association 4100 Newport Place, Suite 120 Newport Beach, CA 92660
Fax: (949) 863-2335

BORROWER'S ACKNOWLEDGEMENT AND CONSENT:

        Borrower acknowledges that it has read the above Agreement and consents and agrees to its execution. Furthermore, Borrower agrees that if either Chase or U.S. Bank ("Terminating Creditor") attempts to terminate the continued effectiveness of the Agreement during such time as Borrower is indebted to the Terminating Creditor or has any right to extensions of credit or other financial accommodations from the Terminating Creditor, such termination will be an Event of Default under Borrower's indebtedness or obligation to the non-Terminating Creditor and the non-Terminating Creditor. Additionally, the non-Terminating Creditor shall be entitled to exercise its rights and such remedies as provided by law or pursuant to the terms of any note, security agreement, credit agreement, or any other agreement or document executed by Borrower in connection with its indebtedness to the non-Terminating Creditor.

Dated: October 22, 2001

"Borrower"

Water Pik, Inc.,
a Delaware corporation

By:
Victor C. Streufert Vice President—Finance, Chief Financial Officer, and Treasurer
Laars, Inc., a Delaware corporation
By:
Victor C. Streufert Vice President—Finance, Chief Financial Officer, and Treasurer

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INTERCREDITOR AGREEMENT